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                                                                    EXHIBIT 23.1


              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-59861 and Form S-8 Nos. 333-00436 and 333-50983) pertaining to certain shares of KeraVision, Inc. common stock issuable to the holders of Series B convertible preferred stock, the 1997 Employee Stock Option Plan, the 1995 Director's Stock Option Plan, the 1995 Employee Stock Purchase Plan, the 1995 Stock Option Plan and the 1987 Stock Option Plan of KeraVision, Inc. of our report dated March 3, 1999, with respect to the financial statements of Transcend Therapeutics, Inc. included in this Current Report on Form 8-K/A dated May 28, 1999 of KeraVision, Inc.


                                        /s/ ERNST & YOUNG LLP

Boston, Massachusetts
August 2, 1999